EXHIBIT 99.1

Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron's, Inc.
Reports Second Quarter Results

•	Acquired Progressive Finance, Leading Virtual Lease-To-Own Company

•	Total Revenues of $672.5 Million

•	Net Earnings of $8.5 Million; Diluted EPS of $.12

•	Non-GAAP Diluted EPS of $.37

•	$50 Million in Potential Annual Cost Savings Identified

•	Progressive Continues to Exceed Expectations

ATLANTA, July 25, 2014 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the second quarter and six months ended June 30, 2014.
For the second quarter of 2014, revenues increased 22% to $672.5 million compared to $550.5 million for the second quarter of 2013. Net earnings were $8.5 million versus $25.9 million last year. Diluted earnings per share were $.12 compared to $.34 per share a year ago. The $122.0 million increase in revenue was due to $138.9 million in revenue from Progressive Finance, acquired April 14, 2014, partially offset by a decrease of $16.9 million in revenue from Aaron’s core business.
“The second quarter was a transformative period for Aaron's,” said Ronald W. Allen, Chief Executive Officer of Aaron's, Inc. “Our acquisition of Progressive Finance opens new and fast-growing channels to our customers that we previously could not access. The combination with Progressive positions Aaron's to maintain its leadership position in the lease purchase market and drive shareholder value. We believe there are tremendous synergy opportunities with Progressive, and initiatives to capture these synergies are underway.”
“While we are excited about our future prospects, we are not pleased with the performance of our core business,” said Allen. “We have outlined today some of the specific and aggressive steps we are taking to lower costs and increase revenues.”
Reshaping the Core Business
In April, the Company introduced a plan to stabilize and improve the core Aaron’s business. This plan focuses on same store revenue growth, enhancing Aaron's online platform, driving cost efficiencies, moderating new store growth, and strengthening the franchise network. As part of this process, more than $50 million in potential annual cost savings and efficiencies have been identified. Initiatives to realize these cost savings are already underway. Some of the specific actions being taken and cost savings identified in the core business are as follows:

•	Annual cost savings of at least $15 million in the areas of non-merchandise purchases, general operating expenses and manufacturing costs to be realized in 2015 and beyond.

•
The closing of 44 stores in the third quarter is anticipated to reduce operating costs by an estimated $6 million in 2014 and $17 million annually beginning in 2015. Further store rationalization will continue as warranted.

•
In addition, we plan to eliminate approximately $10 million of annual operating expenses through restructuring operations and support functions, which we anticipate will include rationalization of personnel and associated costs. The impact of these reductions is anticipated to be seen in 2015.

•	Enhancements in inventory management and related efficiencies are expected to result in a minimum of $10 million in savings in 2015.

•
Improvements to the Aaron's online experience are currently being implemented on a test basis. Although the revenue and earnings contribution from this online initiative is expected to be small in 2014, we believe it will be a substantial revenue driver in future years.

“We have been aggressively developing our online strategy and are extremely pleased with an e-commerce pilot program we developed and deployed over the last two months,”

continued Allen. “We will continue to build on these key learnings as we work towards the rollout of our e-commerce platform in early 2015. This demonstrates our strategic initiative to reach out to customers in an ever evolving marketplace.”
Second Quarter Earnings Summary
During the first six months of 2014, revenues increased 10% to $1.258 billion compared to $1.144 billion for the first six months of 2013. Net earnings were $46.8 million versus $76.9 million last year. Diluted earnings per share were $.64 compared to $1.00 per share a year ago. The $114.4 million increase in revenue was due to the aforementioned $138.9 million in revenue from Progressive Finance, subsequent to the April 14, 2014 acquisition, partially offset by a decrease of $24.5 million in revenue from Aaron’s core business.
During the second quarter of 2014, pre-tax earnings were negatively impacted by $9.7 million in amortization expense and $5.5 million in estimated transaction costs related to the Progressive acquisition. In addition, the Company incurred $12.4 million in financial advisory and legal costs related to addressing strategic matters, including proxy contests, and $2.3 million in restructuring charges related to the store closures announced on July 15, 2014. Included in pre-tax earnings for the second quarter of 2013 was a $15.0 million accrual related to a pending regulatory investigation by the California Attorney General into Aaron’s leasing, marketing and privacy practices. Additionally, $4.9 million of charges were recorded during the second quarter of 2013 related to retirement expenses and a change in vacation policies.
On a non-GAAP basis, excluding from all periods the 2014 financial advisory and legal costs, restructuring expenses and Progressive-related amortization expense and transaction costs and the 2013 regulatory investigation accrual, retirement expenses and vacation-related charges, net earnings for the second quarter of 2014 would have been $27.2 million compared to $38.6 million for the same period in 2013, and earnings per share assuming dilution would have been $.37 compared to $.50 a year ago. Net earnings for the first six months of 2014 would have been $66.7 million compared to $89.5 million in 2013, and earnings per share assuming dilution would have been $.92 versus $1.17 last year.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 3.0% during the second quarter of 2014 compared to the second quarter of 2013, and customer count on a same store basis was down 2.8%. The Company had

1,099,000 customers and its franchisees had 585,000 customers at the end of the most recent quarter.
The Company reacquired 1,000,952 shares during the first six months of 2014 at the completion of the previously announced accelerated share repurchase program. The Company has authorization to purchase an additional 10,496,421 shares.
Division Results
Aaron's Core Business
Revenues of Aaron's Sales & Lease Ownership division, excluding the RIMCO division which was sold in January 2014, decreased $11.7 million, or 2%, in the second quarter of 2014 to $516.9 million compared to $528.6 million in revenues in the second quarter of 2013. Sales and lease ownership revenues for the first six months of 2014 decreased 1% to $1.082 billion compared to $1.098 billion for the same period a year ago.
HomeSmart division revenues were $16.0 million in the second quarter of 2014, a 1% increase over the $15.8 million in revenues in the second quarter of 2013. HomeSmart revenues for the first six months of 2014 were $33.3 million versus $32.7 million for the same period a year ago, a 2% increase. While HomeSmart again recorded a small loss in the quarter, expectations remain that the division will be profitable in 2014.
During the third quarter of 2014, 44 Aaron’s Sales & Lease Ownership stores will be closed as part of our restructuring plan, which we expect will result in a charge to pre-tax earnings in the third quarter of approximately $7 million. These were underperforming stores and the servicing of the customer accounts will be transferred to other nearby Aaron’s stores.
Progressive
The Progressive division generated revenues of $138.9 million and a pre-tax loss of $323,000, which has been included in the Company’s consolidated results of operations from the April 14, 2014 acquisition date. Progressive’s EBITDA included in the Company’s results during the second quarter was $13.9 million. EBITDA for Progressive is calculated as the segment's earnings before interest related to the indebtedness incurred to finance the transaction, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Both revenues and earnings for Progressive exceeded expectations for the quarter.

Components of Revenue
Consolidated lease revenues and fees for the second quarter and first half of 2014 increased 29% and 13%, respectively, over the comparable prior year periods due to the inclusion of Progressive's revenues from the acquisition date. The increase in consolidated lease revenues and fees was partially offset by decreases of 3% and 2%, respectively, over the comparable prior year periods attributable to the Aaron's core business. Franchise royalties and fees decreased 4% and 2% in the second quarter and first six months of 2014, respectively, compared to the same periods in 2013. The decreases in the Company's franchise royalties and fees are the result of a decrease in revenues of the Company's franchisees, which collectively had revenues of $242.6 million during the second quarter and $514.0 million for the first six months, a 1% decrease from both comparable 2013 periods. Same store revenues and customer counts for franchised stores were down 2.3% and 3.0%, respectively, for the second quarter of 2014 compared to the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, decreased 3% for the second quarter and 1% for the first six months compared to the same periods last year.
Store Count
During the second quarter of 2014, the Company opened six Company-operated Aaron's Sales & Lease Ownership stores and six franchised stores. The Company also acquired one Aaron's Sales & Lease Ownership franchised store and sold two franchised stores to a third party. Three Company-operated and three franchised Aaron's Sales & Lease Ownership stores were closed during the quarter.
Through the three and six months ended June 30, 2014, the Company awarded area development agreements to open four and 17 additional franchised stores, respectively. At June 30, 2014, there were area development agreements outstanding for the opening of 145 franchised stores over the next several years.
At June 30, 2014, the Company had 1,266 Company-operated Aaron's Sales & Lease Ownership stores, 784 franchised Aaron's Sales & Lease Ownership stores, 83 Company-operated HomeSmart stores, and three franchised HomeSmart stores. The total number of stores open at June 30, 2014 was 2,136.

Third Quarter and Full Year 2014 Outlook
The Company is updating its guidance for the third quarter and full year 2014 to reflect the Progressive acquisition. Diluted earnings per share is presented both on a GAAP basis and on a Non-GAAP adjusted basis that excludes transaction-related amortization and one-time fees and expenses. The Company currently expects to achieve the following:

•	Consolidated third quarter revenues (excluding revenues of franchisees) of approximately $695 million, including Progressive revenues of approximately $175 million.

•
Fiscal year 2014 revenues (excluding revenues of franchisees) in the range of $2.65 billion to $2.70 billion, including Progressive revenues of approximately $500 million since the April 14 acquisition.

•	Third quarter and fiscal year EBITDA for Progressive in the range of $15 million to $17 million and $45 million to $50 million, respectively.

•	Third quarter and fiscal year GAAP diluted earnings per share in the range of $.20 to $.25 and $1.12 and $1.22, respectively.

•	Third quarter and fiscal year 2014 Non-GAAP adjusted diluted earnings per share in the range of $.36 to $.41 and $1.65 and $1.75, respectively.

•	EPS guidance does not assume any significant repurchases of the Company's common stock.

•	The Company expects for the full year 2014 no net store growth in Company-operated Aaron's stores, after store closings.

Conference Call
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, July 25, 2014, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently offers its services through more than 2,100 Company-operated and franchised stores in 48 states and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgFinance.com brands. Progressive Finance, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through over 15,000 retail locations in 46 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand, the integration of the Progressive acquisition, the execution and results of our new strategy and other issues, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as updated in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014. Statements in this release that are “forward-looking” include without limitation: Aaron's projected results (including Progressive’s results) for future periods, including statements under the heading “Third quarter and Full Year 2014 Outlook; statements on cost reductions and strategic initiatives, including those under the heading “Reshaping the Core Business”; and statements regarding the future effects of the Progressive acquisition on the Company's business.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Lease Revenues and Fees	$562,514	$436,688	$1,022,330	$904,792
Retail Sales	8,419	8,884	22,929	23,303
Non-Retail Sales	83,893	86,785	175,518	177,740
Franchise Royalties and Fees	16,225	16,834	34,309	35,034
Other	1,459	1,354	2,847	2,686
Total	672,510	550,545	1,257,933	1,143,555

Costs and Expenses:
Retail Cost of Sales	5,478	5,287	14,491	13,614
Non-Retail Cost of Sales	76,227	79,088	159,134	161,543
Operating Expenses	312,338	250,207	575,037	499,833
Financial Advisory and Legal Costs	12,404	—	13,276	—
Progressive-Related Transaction Costs	5,464	—	6,267	—
Restructuring Expenses	2,264	—	2,264	—
Regulatory Expenses	—	15,000	—	15,000
Retirement and Vacation Charges	—	4,917	—	4,917
Depreciation of Lease Merchandise	241,513	153,898	409,425	321,405
Other Operating Expense (Income), Net	5	451	(672)	2,256
Total	655,693	508,848	1,179,222	1,018,568

Operating Profit	16,817	41,697	78,711	124,987
Interest Income	1,074	770	1,827	1,522
Interest Expense	(5,479)	(1,508)	(7,012)	(3,019)
Other Non-Operating Income (Expense), Net	1,150	(572)	746	(2,061)
Earnings Before Income Taxes	13,562	40,387	74,272	121,429

Income Taxes	5,057	14,533	27,428	44,575

Net Earnings	$8,505	$25,854	$46,844	$76,854

Earnings Per Share	$.12	$.34	$0.65	$1.01
Earnings Per Share Assuming Dilution	$.12	$.34	$0.64	$1.00

Weighted Average Shares Outstanding	72,246	75,901	72,356	75,831
Weighted Average Shares Outstanding Assuming Dilution	72,598	76,589	72,733	76,579

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2014	December 31, 2013
Cash and Cash Equivalents	$17,571	$231,091
Investments	92,926	112,391
Accounts Receivable, Net	79,480	68,684
Lease Merchandise, Net	1,038,148	869,725
Property, Plant and Equipment, Net	227,941	231,293
Other Assets, Net	913,421	313,992

Total Assets	2,369,487	1,827,176

Debt	612,663	142,704
Total Liabilities	1,180,699	687,213
Shareholders' Equity	$1,188,788	$1,139,963

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share excluding (i) second quarter 2014 charges of $9.7 million in amortization expense and $5.5 million in estimated transaction costs related to the Progressive acquisition, (ii) $12.4 million of financial advisory and legal costs related to addressing strategic matters, including proxy contests, and (iii) $2.3 million of restructuring expenses. Excluded from the second quarter 2013 net earnings and diluted earnings per share are (iv) $15.0 million for a regulatory investigation and (v) $4.9 million of retirement and vacation related charges. In addition, this press release presents the EBITDA of the Progressive segment. These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Management regards the circumstances of the special charges mentioned above as not arising out of the ordinary course of business. The adjustments include matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Management believes presenting the Progressive segment’s EBITDA is useful to investors because it provides some indication of what the results of the Progressive segment would have been absent the effects of the Company’s acquisition of Progressive, which arise principally from the debt financing of the transaction and acquisition-related accounting for intangible assets.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the SEC on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2014	2013	2014	2013
Net Earnings	$8,505	$25,854	$46,844	$76,854
Add Preliminary Progressive-Related Amortization Expenses (1)	6,083	—	6,118	—
Add Financial Advisory and Legal Costs (2)	7,779		8,373	—
Add Estimated Progressive-Related Transaction Costs (3)	3,426	—	3,953	—
Add Restructuring Expenses (4)	1,420	—	1,428	—
Add Regulatory Expenses (5)	—	9,603	—	9,494
Add Retirement and Vacation Charges (6)	—	3,148	—	3,112
Non-GAAP Net Earnings	$27,213	$38,605	$66,716	$89,460

Earnings Per Share Assuming Dilution	$.12	$.34	$.64	$1.00
Add Preliminary Progressive-Related Amortization Expenses	.08	—	.08	—
Add Financial Advisory and Legal Costs	.11	—	.12	—
Add Estimated Progressive-Related Transaction Costs	.05	—	.05	—
Add Restructuring Expenses	.02	—	.02	—
Add Regulatory Expenses	—	.13	—	.12
Add Retirement and Vacation Related Charges	—	.04	—	.04

Non-GAAP Earnings Per Share Assuming Dilution (7)	$.37	$.50	$.92	$1.17

Weighted Average Shares Outstanding Assuming Dilution	72,598	76,589	72,733	76,579

(1)	Net of taxes of $3,617 for the three months and $3,582 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(2)	Net of taxes of $4,625 for the three months $4,903 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(3)	Net of taxes of $2,038 for the three months and $2,314 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(4)	Net of taxes of $844 for the three months and $836 for the six months ended June 30, 2014 calculated using the effective tax rates for the three and six months ended June 30, 2014.

(5)	Net of taxes of $5,397 for the three months and $5,506 for the six months ended June 30, 2013 calculated using the effective tax rates for the three and six months ended June 30, 2013.

(6)	Net of taxes of $1,769 for the three months and $1,805 for the six months ended June 30, 2013 calculated using the effective tax rates for the three and six months ended June 30, 2013.

(7)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

Reconciliation of Progressive Segment EBITDA
(In thousands)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2014	2013	2014	2013
Progressive Segment Loss Before Income Taxes	$(323)	$—	$(323)	$—
Add Preliminary Amortization Expense	9,700	—	9,700	—
Add Preliminary Depreciation Expense of Property Assets	260	—	260	—
Add Interest Expense	4,254	—	4,254	—
Progressive Segment EBITDA	$13,891	$—	$13,891	$—

Reconciliation of 2014 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Third Quarter 2014		Fiscal Year 2014
	Low Range	High Range	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$.20	$.25	$1.12	$1.22
Add Preliminary Progressive-Related Amortization Expenses	.10	.10	.28	.28
Add Financial Advisory and Legal Costs	—	—	.12	.12
Add Estimated Progressive-Related Transaction Costs	—	—	.05	.05
Add Estimated Restructuring Expenses	.06	.06	.08	.08
Projected Non-GAAP Earnings Per Share Assuming Dilution	$.36	$.41	$1.65	$1.75